SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  May 14, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267              84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction                File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press releases; the text of each follows:

    Denver, Colorado - May 14, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today reported that in first quarter 1998 its production, revenues and cash flow were all at all-time highs. Average daily production for first quarter 1998 was 2,767 BOE, a 29% increase over fourth quarter 1997's average daily production of 2,152 BOE and a 136% increase over first quarter 1997's average daily production of 1,172 BOE. During first quarter 1998, Mallon drilled and completed 15 wells and recompleted 6 wells, compared to a total during first quarter 1997 of 7 wells drilled and 4 wells recompleted. Mallon currently has a $25.3 million capital budget for 1998, and plans to drill and recomplete more than 60 wells during the year.

    Mallon reported net income for first quarter 1998 of $44,000 on revenues of $3,069,000, compared to a net loss for first quarter 1997 of $230,000 on revenues of $1,997,000. The net income attributable to common shareholders for first quarter 1998 was $14,000 ($0.00 per diluted share) compared to a net loss attributable to common shareholders for first quarter 1997 of $325,000 (loss of $0.07 per diluted share). Total revenues for first quarter 1998 were up by $293,000 (11%) over fourth quarter 1997 and by $1,097,000 (56%) over first quarter 1997. The average oil price realized per barrel for first quarter 1998 was $14.26, a 19% decrease from the fourth quarter 1997 average of $17.60, and a 37% decrease from the first quarter 1997 average of $22.59. The average gas price realized per Mcf for first quarter 1998 was $1.93, a 6% decrease from the fourth quarter 1997 average of $2.05, and a 30% decrease from the first quarter 1997 average of $2.76. Operating cash flow for first quarter 1998 was $1,318,000, up 23% from $1,070,000 for fourth quarter 1997, and up 122% from $593,000 for first quarter 1997.

    George Mallon, Chairman, said, "While we are very pleased by these record results, we had hoped to do even better. At our East Blanco Gas Project, wells are either shut-in or on restricted production, awaiting the expansion of our gas plant, which is expected to be completed toward the end of the second quarter. First quarter earnings and cash flow were adversely affected by higher than budgeted operating costs due to approximately $170,000 of waste water treatment and hauling expenditures. In late April, we completed a water disposal injection well. Earnings and cash flow were also reduced by the depressed oil and gas prices that prevailed during the quarter."

    The preceding information contains forward-looking statements, the realization of which cannot be assured. Actual results may differ significantly from those forecast. The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business generally (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, uncertainties relating to geologic models and evaluations, the effects of competition and extensive environmental regulation, and other factors, many of which are necessarily beyond the Company's control. These and other risk factors that affect the Company's business are discussed in the Company's 1997 Annual Report.

SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per unit data)

                                               For the Three Months
                                               Ended March 31,
                                               1998    1997
                                               (Unaudited)
Selected Results
   Revenues                                    $3,125    $1,997
   Costs and expenses                           3,081     2,060
   Net income (loss)                               44      (230)
   Net income (loss) attributable to
     common shareholders                           14      (325)
   Basic net income (loss) per share
     attributable to common shareholders         0.00     (0.07)
   Diluted net income (loss) per share
     attributable to common shareholders         0.00     (0.07)
   EBITDA (A)                                   1,306       495
   EBITDA per basic share                        0.19      0.11
   EBITDA per diluted share                      0.18      0.11
   Cash flow (B)                                1,318       593
   Cash flow per basic share                     0.19      0.14
   Cash flow per diluted share                   0.19      0.14

   Basic weighted average shares outstanding    6,996     4,386
   Diluted weighted average shares outstanding  7,088     4,386

Other Operating Data
   Net Production:
     Oil (MBbls)                                   68        37
     Gas (MMcf)                                 1,086       411
     MBOE                                         249       106
     Mmcfe                                      1,494       633
   Average realized sales price
     Oil ($/Bbl)                               $14.26    $22.59
     Gas ($/Mcf)                                 1.93      2.76
     BOE ($/BOE)                                12.33     18.60
     Mcfe ($/Mcfe)                               2.05      3.12

(A) EBITDA is earnings before income taxes, interest expense, depreciation, depletion and amortization, impairment, and extraordinary loss.

(B) Cash flow from operating activities before working capital adjustments.

    Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".

AND

    Denver, Colorado - May 20, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it has entered into a Minerals Development Agreement with the Jicarilla Apache Tribe covering 39,360 acres of Tribal land in New Mexico. The land, which is contiguous to Mallon's East Blanco Gas Field in Rio Arriba County, approximately triples the Company's net acreage holdings in the East Blanco area. Mallon's geologic staff believes the new acreage covers an estimated 12-mile extension of the Ojo Alamo gas sands that are productive in East Blanco. The new acreage, when coupled with Mallon's original acreage, covers the entire known and projected reservoir.

    Under the Minerals Development Agreement, Mallon is designated as operator of the acreage and owns 100% of the working interest. The Jicarilla Tribe retains a 20% royalty until payout. Thereafter, the Tribe's royalty will increase to 22.5%. As a part of the Agreement, Mallon will pay a signing bonus of $590,400.

    Since August 1997, the Company has placed on production or tested 36 Ojo Alamo wells at East Blanco. A typical Ojo Alamo well costs approximately $300,000 to drill and complete, has an initial production rate of approximately 1.4 million cubic feet per day, and has estimated gross recoverable reserves of approximately 2.1 Bcf. The gas is slightly sour and contains an average of approximately 1,100 mmbtu per mcf. Mallon's East Blanco gas sweetening plant has a capacity of 14.5 million cubic feet per day. A plant expansion under construction will increase the Company's total gas processing capacity at East Blanco to 50 million cubic feet per day by the end of June 1998. This expansion will allow wells that are currently shut-in or restricted to be placed on production and will justify acceleration of the Company's development drilling program. Mallon has in excess of 50 prospective Ojo Alamo locations on its original acreage that have yet to be drilled, and expects the new acreage to substantially increase its inventory of drill sites. George Mallon, Chairman of the Company, commented, "If our geologic assumptions prove correct, this additional acreage could fuel our development drilling program well into the next century."

    Kevin Fitzgerald, President of Mallon Oil Company, said, "The signing of this Agreement is exciting, as it covers acreage that directly offsets our best Ojo Alamo well. In order to test the projected Ojo Alamo extension, we intend to drill 8 test wells on the new acreage within the next 12 months." Mr. Fitzgerald noted that all wells will be drilled deep enough to allow for future production testing of the Pictured Cliffs and Fruitland Coal Formations, which are productive in the area.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that effect the Company's business are discussed in the Company's Annual Report.

    Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC".


                        Signatures

   Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        Mallon Resources Corporation


March 22, 1998          By: _/s/ Roy K. Ross_________________
                             Roy K. Ross, Executive Vice President